EXHIBIT 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 2 to Registration Statement No 333-155651 on Form S-1 for Global Macro Trust of our report dated March 15, 2011 relating to the statements of financial condition, including the condensed schedules of investments, as of December 31, 2010 and 2009, and the related statements of operations, changes in trust capital, and financial highlights for each of the three years in the period ended December 31, 2010 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 21, 2011